Exhibit iii

Dear Valued Volterra Semiconductor Supplier,

Today Maxim Integrated Products announced it has entered into a definitive agreement to acquire Volterra Semiconductor. The transaction is subject to the regulatory approvals, customary closing conditions and other conditions as set forth in the definitive agreement. We expect the transaction to close in the fourth calendar quarter of 2013.

Maxim Integrated invents highly integrated solutions that make technology seamless. The acquisition adds Volterra Semiconductor’s integrated power management solutions to Maxim’s strong portfolio of products that address the mobility, industrial, medical, computing, communications and automotive markets.

Operationally it will be business as usual for our supply chain partners. We look forward to working closely with you after the acquisition is completed and request that you continue to do business using your existing contacts and processes currently in place with Volterra Semiconductor.

Best Regards,

Jeffrey J. Staszak

President and CEO

Volterra Semiconductor

Important Additional Information Will Be Filed with the U.S. Securities and Exchange Commission

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Volterra’s stock. Maxim has not commenced the tender offer for shares of Volterra’s stock described in this announcement. Upon commencement of the tender offer, Maxim will file with the U.S. Securities and Exchange Commission (SEC) a tender offer statement on Schedule TO and related exhibits, including an offer to purchase, letter of transmittal, and other related documents. Following commencement of the tender offer, Volterra will file with the SEC a solicitation/recommendation statement on Schedule 14D-9. Stockholders should read the offer to purchase and solicitation/recommendation statement and the tender offer statement on Schedule TO and related exhibits when such documents are filed and become available, as they will contain important information about the tender offer. Stockholders can obtain these documents when they are filed and become available free of charge from the SEC’s website at www.sec.gov or by contacting the investor relations departments of Maxim or Volterra at their respective email addresses included below.